TRACTOR SUPPLY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2010 RESULTS
~ Fourth Quarter Same-Store Sales Increase 13.1% ~
~ Fourth Quarter Earnings per Share Increase 31.4% to $0.67 vs. $0.51 ~
~ Full Year Earnings per Share Increase 38.0% to $2.25 vs. $1.63 ~

Brentwood, Tennessee, January 26, 2011 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its fourth fiscal quarter and fiscal year ended December 25, 2010.  Additionally, the company provided its current outlook for fiscal 2011.

Fourth Quarter Results
Net sales increased 19.7% to $1.03 billion from $862.5 million in the prior year’s fourth quarter.  Same-store sales increased 13.1% compared to a 0.7% increase in the prior-year period.  This same-store sales increase was broad-based and driven by continued strength in consumable, usable and edible (CUE) products, principally animal and pet-related merchandise.  Seasonal items, predominantly heating and insulated outerwear, also performed well during the quarter.

Gross margin increased 18.6% to $336.9 million, or 32.6% of sales, compared to $284.2 million, or 32.9% of sales, in the prior year’s fourth quarter.  The decline in gross margin percentage primarily resulted from higher transportation costs and mix of merchandise, partially offset by improved direct product margin.  The ongoing direct product margin improvement resulted from strategic sourcing, inventory management, and more effective pricing.

Selling, general and administrative expenses, including depreciation and amortization, improved to 25.0% of sales for the fourth quarter compared to 26.2% of sales in the prior year’s fourth quarter.  The improvement as a percent of sales was primarily attributable to strong same-store sales.

Net income for the quarter was $50.2 million, or $0.67 per diluted share, compared to $37.3 million, or $0.51 per diluted share, in the prior year’s fourth quarter.  All references to per-share amounts reflect a two-for-one stock split that was effective on September 2, 2010.

Effective at the end of the fourth quarter, the Company changed its method of accounting for inventory from last-in, first-out (LIFO) to the average cost method.  The Company has applied this change in method of inventory costing retrospectively to all prior periods presented in this release in accordance with accounting principles relating to accounting changes.

The Company opened 27 new stores and closed two stores in the quarter compared to 18 new store openings and no closed stores in the prior year’s fourth quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “The team executed extremely well throughout the fourth quarter, further enabling us to exceed our goals for the year. Through broad-based sales strength and organizational discipline across the business, we achieved record sales and profitability. We served our customers with more effective merchandising, focused on key items, seasonal buys, and improved product placements.  We are pleased with our accomplishments and the momentum we carry into 2011 as the destination store for the rural lifestyle.”

Full Year Results
For fiscal 2010, net sales increased 13.5% to $3.64 billion from $3.21 billion in fiscal 2009.  Same-store sales increased 7.0% compared to a 1.1% decrease for fiscal 2009.  Gross margin increased 15.5% to $1.20 billion compared to $1.04 billion in 2009.  As a percent of sales, gross margin was 33.1% compared to 32.5% for 2009.

Selling, general and administrative expenses, including depreciation and amortization, improved to 25.8% of sales compared to 26.5% of sales for 2009.

For fiscal 2010, net income was $168.0 million, or $2.25 per diluted share, compared to net income of $119.7 million, or $1.63 per diluted share, for fiscal 2009.  All references to per-share amounts reflect a two-for-one stock split that was effective on September 2, 2010.

During fiscal 2010, the Company opened 74 new stores and closed three stores compared to 76 new store openings, two relocations and one closure in fiscal 2009.

Fiscal 2011 Outlook
The Company anticipates net sales for fiscal 2011 will be approximately $4.00 billion to $4.07 billion, with same-store sales expected to increase approximately 2.5% to 4.5%.  The Company projects 2011 full year net earnings to range from $2.54 to $2.62 per diluted share.

For the full year, the Company expects approximately 80 to 85 new store openings.

Mr. Wright concluded, “We are excited about entering a new year with significant opportunities ahead for the business. We are beginning to benefit from the plans that we put in place over the past several years and, with continued solid execution, we expect to build on our momentum as we grow and improve our business. At the same time, we intend to leverage the strength of our balance sheet to continue investing in the business and returning value to our shareholders for the long-term.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the financial results.  The call will be broadcast simultaneously over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.”  The webcast will be archived shortly after the conference call concludes through February 9, 2011.

About Tractor Supply Company
At December 25, 2010, Tractor Supply Company operated 1,001 stores in 44 states.  The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware and seasonal products, including lawn and garden power equipment; (3) truck, towing and tool products; (4) work/recreational clothing and footwear for the entire family; (5) maintenance products for agricultural and rural use; and (6) home décor, candy, snack food and toys.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s year-end financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, on-going and potential legal or regulatory proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities and the ability to maintain an effective system of internal control over financial reporting.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

 (Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				FISCAL YEAR ENDED
	December 25, 2010		December 26, 2009 *		December 25, 2010		December 26, 2009 *

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,032,649	100.0%	$862,532	100.0%	$3,638,336	100.0%	$3,206,937	100.0%
Cost of merchandise sold	695,732	67.4	578,348	67.1	2,434,671	66.9	2,165,048	67.5
Gross margin	336,917	32.6	284,184	32.9	1,203,665	33.1	1,041,889	32.5

Selling, general and administrative expenses	239,731	23.2	208,827	24.2	867,644	23.9	784,066	24.4
Depreciation and amortization	18,484	1.8	17,501	2.0	69,797	1.9	66,258	2.1

Income from operations	78,702	7.6	57,856	6.7	266,224	7.3	191,565	6.0
Interest expense, net	687	--	505	0.1	1,284	--	1,644	0.1

Income before income taxes	78,015	7.6	57,351	6.6	264,940	7.3	189,921	5.9
Income tax expense	27,806	2.7	20,077	2.3	96,968	2.7	70,176	2.2
Net income	50,209	4.9%	37,274	4.3%	167,972	4.6%	119,745	3.7%

Net income per share:
Basic	$0.69		$0.52		$2.31		$1.66
Diluted	$0.67		$0.51		$2.25		$1.63

Weighted average shares outstanding (000’s):
Basic	72,812		72,180		72,597		71,981
Diluted	75,135		73,630		74,686		73,297

* 2009 amounts adjusted to reflect the change in inventory accounting method from LIFO to average cost.

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 25, 2010	December 26, 2009*
ASSETS
Current assets:
Cash and cash equivalents	$257,339	$172,851
Short-term investments	15,913	--
Inventories	736,520	676,466
Prepaid expenses and other current assets	33,945	30,747
Total current assets	1,043,717	880,064

Property and equipment, net	395,789	370,245
Goodwill	10,258	10,258
Deferred income taxes	5,750	11,091
Other assets	7,960	4,922

TOTAL ASSETS	$1,463,474	$1,276,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$247,388	$261,635
Accrued employee compensation	34,576	22,725
Other accrued expenses	127,386	100,695
Current portion of capital lease obligations	91	392
Income taxes payable	8,269	7,265
Deferred income taxes	8,854	11,505
Total current liabilities	426,564	404,217

Revolving credit loan	--	--
Capital lease obligations	1,316	1,407
Deferred rent	70,697	63,470
Other long-term liabilities	31,655	28,335
Total liabilities	530,232	497,429

Stockholders’ equity:
Common stock	631	619
Additional paid-in capital	235,283	190,649
Treasury stock	(257,376)	(219,204)
Retained earnings	954,704	807,087
Total stockholders’ equity	933,242	779,151

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,463,474	$1,276,580

*2009 amounts adjusted to reflect the change in inventory accounting method from LIFO to average cost. Additionally, prepaid expenses and other current assets and accounts payable reclassified to conform to the current period presentation.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	FISCAL YEAR ENDED
	December 25, 2010	December 26, 2009*
Cash flows from operating activities:
Net income	$167,972	$119,745
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,797	66,258
Loss on sale of property and equipment	1,062	213
Stock compensation expense	11,771	12,130
Deferred income taxes	2,690	(11,139)
Change in assets and liabilities:
Inventories	(60,054)	(4,745)
Prepaid expenses and other current assets	(3,201)	11,164
Accounts payable	(14,247)	(25,193)
Accrued employee compensation	11,851	12,476
Other accrued expenses	26,691	9,838
Income taxes payable	1,004	7,801
Other	7,272	16,769

Net cash provided by operating activities	222,608	215,317

Cash flows from investing activities:
Capital expenditures	(96,511)	(73,974)
Proceeds from sale of property and equipment	313	97
Purchases of short-term investments	(15,913)	--

Net cash used in investing activities	(112,111)	(73,877)

Cash flows from financing activities:
Borrowings under revolving credit agreement	--	274,033
Repayments under revolving credit agreement	--	(274,033)
Excess tax benefit of stock options exercised	9,815	4,280
Principal payments under capital lease obligations	(392)	(548)
Restricted stock units withheld to satisfy tax obligations	(783)	--
Repurchase of common stock	(38,172)	(15,289)
Net proceeds from issuance of common stock	23,878	5,979
Cash dividends paid to stockholders	(20,355)	--

Net cash used in financing activities	(26,009)	(5,578)

Net increase in cash and equivalents	84,488	135,862

Cash and cash equivalents at beginning of period	172,851	36,989

Cash and cash equivalents at end of period	$257,339	$172,851

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$305	$838
Income taxes	82,821	66,888

* Reclassified certain amounts within cash flows from operating activities to conform to the current period presentation.

Selected Financial and Operating Information

	FOURTH QUARTER ENDED		FISCAL YEAR ENDED
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
	(Unaudited)		(Unaudited)
Sales Information:
Same-store sales increase (decrease)	13.1%	0.7%	7.0%	(1.1)%
Non-comp sales (% of total sales)	5.5%	6.6%	5.6%	7.2%

Average transaction value	$44.00	$42.24	$42.07	$42.06
Comp average transaction value increase (decrease)	3.9%	(4.1)%	(0.3)%	(6.0)%
Comp average transaction count increase	8.8%	5.1%	7.4%	5.3%

Store Count Information:
Beginning of period	976	912	930	855
New stores opened	27	18	74	76
Stores closed	(2)	--	(3)	(1)
End of period	1,001	930	1,001	930

Relocated stores	--	--	--	2

Pre-opening costs (000’s)	$1,923	$1,209	$7,143	$7,455

Balance Sheet Information:
Average inventory per store (000’s) (a)	$708.7	$706.5	$708.7	$706.5
Inventory turns (annualized)	3.41	3.02	3.09	2.88
Financed inventory (a)	37.7%	37.4%	37.7%	37.4%
Share repurchase program:
Cost (000’s)	$15,280	$4,515	$38,172	$15,289
Average purchase price per share (b)	$40.88	$23.03	$34.96	$18.24

(a) Assumes average inventory cost, excluding inventory in transit.
(b) Reflects a split effected purchase price.

Supplemental LIFO Information
 (Unaudited)
(in thousands, except per share amounts)

	2010	2009		2008
	As Reported	As Previously Reported (b)	As Adjusted	As Previously Reported (b)	As Adjusted
Operating Results:
Net sales	$3,638,336	$3,206,937	$3,206,937	$3,007,949	$3,007,949
Gross margin	1,203,665	1,034,957	1,041,889	912,261	955,055
Selling, general and administrative expenses	867,644	784,066	784,066	715,961	715,961
Depreciation and amortization	69,797	66,258	66,258	60,731	60,731

Operating income	266,224	184,633	191,565	135,569	178,363
Interest expense, net	1,284	1,644	1,644	2,133	2,133

Income before income taxes	264,940	182,989	189,921	133,436	176,230
Income tax provision	96,968	67,523	70,176	51,506	68,237

Net income	$167,972	$115,466	$119,745	$81,930	$107,993

Net income per diluted share (a)	$2.25	$1.58	$1.63	$1.09	$1.44

Operating Data (percent of net sales):
Gross margin	33.08%	32.27%	32.49%	30.33%	31.75%
Operating income	7.32%	5.76%	5.97%	4.51%	5.93%
Net income	4.62%	3.60%	3.73%	2.72%	3.59%

Balance Sheet Data (at end of period):
Inventory	$736,520	$601,249	$676,466	$603,435	$671,720
Total assets	1,463,474	1,219,272	1,276,580	1,075,997	1,143,301
Current liabilities	426,564	393,052	404,217	388,484	413,922
Total liabilities	530,232	486,069	497,429	465,867	491,502
Stockholder’s Equity	933,242	733,203	779,151	610,130	651,799

	2007		2006
	As Previously Reported (b)	As Adjusted	As Previously Reported (b)	As Adjusted
Operating Results:
Net sales	$2,703,212	$2,703,212	$2,369,612	$2,369,612
Gross margin	852,708	857,940	746,146	752,237
Selling, general and administrative expenses	641,603	641,603	555,834	555,834
Depreciation and amortization	51,064	51,064	42,292	42,292

Operating income	160,041	165,273	148,020	154,111
Interest expense, net	5,037	5,037	2,688	2,688

Income before income taxes	155,004	160,236	145,332	151,423
Income tax provision	58,763	60,777	54,324	56,677

Net income	$96,241	$99,459	$91,008	$94,746

Net income per diluted share (a)	$1.20	$1.24	$1.11	$1.15

Operating Data (percent of net sales):
Gross margin	31.54%	31.74%	31.49%	31.75%
Operating income	5.92%	6.11%	6.25%	6.50%
Net income	3.56%	3.68%	3.84%	4.00%

Balance Sheet Data (at end of period):
Inventory	$635,988	$661,479	$594,851	$615,110
Total assets	1,057,971	1,083,185	998,258	1,010,639
Current liabilities	367,125	376,733	341,477	341,470
Total liabilities	492,634	502,242	399,354	399,347
Stockholder’s Equity	565,337	580,943	598,904	611,292

(a)All references to per-share amounts reflect a two-for-one stock split that was effective on September 2, 2010.
(b)Certain previously reported consolidated balance sheet amounts have been reclassified to conform to current period presentation.